Exhibit 99.1

Contact:
Lewis Fan, CFO
China-Biotics, Inc.
E-mail: lewisfan@chn-biotics.com
Web: www.chn-biotics.com

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: www.ccgirasia.com

For Immediate Release

China-Biotics, Inc. Prices $69 Million Public Offering of Common Stock

Shanghai, China – September 29, 2009 – China-Biotics, Inc. (NASDAQ: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced that it has priced a public offering of 4,600,000 shares of its common stock at $15.00 per share. The shares are being sold under the Company’s previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on September 9, 2009.

The Company expects that the offering will yield net proceeds, before expenses, of approximately $65,550,000 million and intends to use the net proceeds from the sale of the securities for general corporate purposes, including expanding its retail operations, expanding its products, acquiring additional retail outlets and for general working capital purposes. “We are pleased to execute this public offering, and intend to use the proceeds to further enhance and develop our business,” said Mr. Jinan Song, Chairman and Chief Executive Officer of China-Biotics.

Roth Capital Partners, LLC, acted as the sole manager of the offering. In connection with the offering the Company also granted the underwriters a 30-day option to purchase up to an additional 690,000 shares to cover over-allotments, if any. The offering is expected to close on or about October 5, 2009.

A prospectus and prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and be available on the SEC’s website, www.sec.gov. Copies of the prospectus and the prospectus supplement relating to the offering may be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About China-Biotics, Inc.

China-Biotics, Inc., a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company has operations in Shanghai. Its proprietary product portfolio contains live microbial nutritional supplements under the “Shining” brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang. China-Biotics plans to launch 300 Shining brand retail outlets in major cities in China. Currently, China-Biotics is strategically expanding its production capacity of probiotics to meet growing demand in the bulk additive market.  For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access to capital for expansion, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, market acceptance of its retail store concept, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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